Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in the Application for Conversion on Form AC, as amended, of Atlantic Coast Federal, MHC filed with the Office of Thrift Supervision and in the Registration Statement on Form S-1 for Atlantic Coast Financial Corporation, as amended, filed with the Securities and Exchange Commission, of our report dated March 29, 2007 (Except for Note 24, as to which the date is June 14, 2007) on the consolidated financial statements of Atlantic Coast Federal Corporation as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 appearing in the prospectus which is part of the Application and Registration Statement.
We also consent to the reference to our firm under the headings “Legal Matters” and “Experts” in the Registration Statement on Form S-1, as amended and Form AC, as amended.
Crowe Chizek and Company LLC
Brentwood, Tennessee
October 9, 2007